                                                                    Exhibit 4(f)

                                SPECIAL AMENDMENT
                                     TO THE
                         STATE AUTO INSURANCE COMPANIES
                            CAPITAL ACCUMULATION PLAN


                                   BACKGROUND


A. State Automobile Mutual Insurance Company, State Auto Property and Casualty Insurance Company and other related employers (collectively, the "Company") maintain the State Auto Insurance Companies Capital Accumulation Plan (the "Plan") for the benefit of their employees and their beneficiaries.

B. The Company desires to amend the Plan to add State Auto Financial Corporation Stock as an available investment option under the Plan.

C. Section 14.01 of the Plan permits the Company to amend the Plan at any time.


                                    AMENDMENT


     The provisions of this Special Amendment shall be generally effective as of March 1, 2001, unless another date is specifically provided herein.

1. A new Section 1.42 of the Plan is hereby added to read as follows, with all subsequent sections renumbered sequentially:

     1.42 SHARES

          The no par value common shares of State Auto Financial Corporation, an Ohio Corporation.

2.   A new Section 4.03 of the Plan is hereby added to read as follows:

     4.03 INVESTMENT FUNDS

          The Committee and the Trustee shall establish certain Investment Funds, rules governing the administration of the Investment Funds, and procedures for directing the investment of Participant Accounts among the Investment Funds. The Trustee shall invest and reinvest the principal and income of each Account in the Trust Fund as required by ERISA and as directed by Participants. The Committee and the Company reserve the right to change the investment options available under the Plan and the rules governing investment designations at any time and from time to time.

          Effective March 1, 2001, the Trustee is specifically authorized to maintain the State Auto Financial Corporation Common Stock Fund ("STFC Stock Fund") as one of the Investment Funds. The STFC Stock Fund shall consist of Shares and cash or cash equivalents needed to meet obligations of such fund or for the purchase of Shares. One of the purposes of the Plan is to provide Participants with ownership interests in an affiliate of the Company. To the extent practicable, all available assets of the STFC Stock Fund shall be used to purchase Shares, which shall be held by the Trustee and allocated to Participant Accounts until distributed in-kind or sold for distribution of cash to Participants or Beneficiaries or until disposition is required to implement changes in investment designations.


          The Trustee may acquire or dispose of Shares as necessary to implement Participant directions and may net transactions within the Trust Fund. In addition, when acquiring Shares, the Trustee may acquire Shares directly from State Auto Financial Corporation ("STFC"), the Company or on the open market as necessary to effect Participant directions. In any case, the price paid for such Shares shall not exceed the fair market value of the Shares. The fair market value of the Shares acquired directly from STFC or the Company shall mean the mean between the high and low bid and ask prices as reported by the NASDQ National Market on the date of such transaction.


          In no event, however, shall Participants be permitted to direct that their Accounts and/or any additional contributions to the Plan be invested in the STFC Stock Fund until the Company, the Plan, the Trustee and all other relevant parties have fully complied with such requirements, including, but not limited to, federal and state securities laws, as the Committee has determined to be applicable. The Committee may restrict the ability of any person covered under Section 16 of the Securities Exchange Act of 1934, as amended, or any other corporate insider of the Company to direct the investment of his Account in the STFC Stock Fund. Notwithstanding any provision to the contrary, the Committee, may, in its sole discretion and where the terms of any relevant investment contract, regulated investment company or pooled or group trust so require, impose special terms, conditions and restrictions upon a Participant's right to direct the investment in, or transfer into or out of, such contracts, companies or trusts.


          Each Investment Fund (other than the STFC Stock Fund) shall be established by the Trustee at the direction or with the concurrence of the Committee. Investment Funds may, as so determined, consist of preferred and common stocks, bonds, debentures, negotiable instruments and evidences of indebtedness of every kind and form, or in securities and units of participation issued by companies registered under the Investment Companies Act of 1940, master limited partnerships or real estate investment trusts, or in any common or collective fund established or maintained for the collective investment and reinvestment of assets of pension and profit sharing trusts which are exempt from federal income taxation under the Code, or any combination of the foregoing. The Trustee shall hold, manage, administer, invest, reinvest, account for and otherwise deal with the Trust Fund and each separate Investment Fund as provided in the Trust Agreement.


          Anything in the Plan or Trust Agreement to the contrary notwithstanding, the Trustee shall not sell, alienate, encumber, pledge, transfer or otherwise dispose of, or tender or withdraw, any Shares held by it under the Trust Agreement, except (i) as specifically provided for in the Plan or (ii) in the case of a "TENDER OFFER" as directed in writing by a Participant (or Beneficiary, where applicable) on a form provided or approved by the Committee and delivered to the Trustee. For the purposes hereof, a Tender Offer shall mean any offer for, or request for or invitation for tenders of, or offer to purchase or acquire, any Shares that is directed generally to shareholders of STFC or any transaction which may be defined as a Tender Offer under rules or regulations promulgated by the Securities and Exchange Commission. To the extent that any money or other property is received by the Trustee as a result of a tender of Shares not prohibited by the preceding sentence, such money or property shall be allocated to such other Investment Fund(s) as directed by the Participants in whose Account the Shares so tendered were held.


3. Section 7.01(c) of the Plan is hereby amended in its entirety to read as follows:

          (c) For Participants terminating on or after January 1, 1986, payment shall be made in cash or, effective March 1, 2001, in Shares, if applicable, in accordance with method (i) of Section 7.01(b) to a Participant or former Participant who terminates employment for any reason.

4.   A new Section 12.08 of the Plan is hereby added to read as follows:

     12.08 REGISTRATION AND VOTING OF SHARES

          All Shares acquired by the Trustee shall be held in the possession of the Trustee until disposed of pursuant to the provisions of the Plan or the Trust Agreement. Such Shares may be registered in the name of the Trustee or its nominee. Before each annual or special meeting of the shareholders of STFC, the Trustee shall send to each Participant a copy of the proxy solicitation material therefor, together with a form requesting confidential instructions to the Trustee on how to vote the Shares credited to his Account. Upon receipt of such instructions the Trustee shall vote the Shares as instructed. Any Shares held in Participants' Accounts as to which the Trustee does not receive instructions shall not be voted. Except as otherwise required by law, the Trustee shall vote that number of Shares not credited to Participants' Accounts in the same proportion on each issue as it votes those Shares credited to Participants' Accounts for which it received voting instructions from Participants.

5.   All other provisions of the Plan shall remain in full force and effect.



                             STATE AUTOMOBILE MUTUAL
                                INSURANCE COMPANY

                             BY: /s/ Robert H. Moone
                                 ----------------------------------------
                             TITLE: President and Chief Executive Officer
                                   --------------------------------------
                             DATE:  February __, 2001
                                   --------------------------------------


                             STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

                             BY: /s/Robert H. Moone
                                 ----------------------------------------
                             TITLE: President and Chief Executive Officer
                                   --------------------------------------
                             DATE:  February __, 2001
                                   --------------------------------------